INTERNATIONAL PAPER [LOGO]

News Release                                           2 MANHATTANVILLE ROAD
                                                       PURCHASE, NY 10577

                    Media Contacts:            Analyst Contacts:

                    Phillip Giaramita          Carol Tutundgy
                    (914) 397-1665             (914) 397-1632

                    Molly Sullivan             Maryanne Rupy
                    (914) 397-1652             (914) 397-1626

                                               Brian Turcotte
                                               (914) 397-1623

               INTERNATIONAL PAPER REPORTS FIRST-QUARTER EARNINGS
                         OF $34 MILLION OR $.11 A SHARE

April 8, 1997

PURCHASE, N.Y. - International Paper reported first-quarter 1997 net earnings of $34 million, or $.11 a share, a decrease from last year's first-quarter earnings before special items of $124 million, or $.46 a share, and fourth-quarter 1996 earnings before special items of $100 million, or $.33 a share. Last year's first-quarter and fourth-quarter results including special items were $98 million, or $.36 a share, and a loss of $5 million, or $.02 a share, respectively.

     First-quarter 1997 net sales were $4.9 billion, compared to first-quarter 1996 sales of $4.8 billion. Fourth-quarter 1996 sales were $5.1 billion.

     "Although demand was generally strong, industry inventories remained high throughout the quarter. As a result, prices continued to decline, adversely affecting our earnings," said John T. Dillon, chairman and chief executive officer. "Given the industry's additional capacity, we've taken downtime to balance our production with demand, principally in uncoated papers, pulp and containerboard."

     "Moreover, we've brought our 1997 capital spending target down to $1.2 billion, below our expected level of depreciation, and we're not planning to add new capacity in our U.S. pulp and paper businesses." Dillon said.

     In 1997's first quarter, earnings for the printing papers segment decreased from the fourth quarter due to price declines for uncoated papers and pulp. However, demand for uncoated grades, particularly copy and printing papers, strengthened in recent weeks in the Unites States, and April and May price increases of $100 a ton were announced for uncoated grades.

     Earnings from the company's packaging business were down from the previous quarter, mainly because of price declines for containerboard and boxes. Prices and demand for bleached board remained stable throughout the quarter.

     Specialty products' earnings were slightly higher than last quarter and were significantly ahead of a year ago. Building products were strong; and chemical profits improved and were further strengthened as a result of last year's acquisition of Forchem in Finland.

     Earnings from the forest products business were down from the previous quarter, mainly due to depressed markets for siding and a lower contribution from New Zealand-based Carter Holt Harvey. However, demand for timber was solid, and prices tended upward. Housing starts, a reflection of the construction and repair markets, were strong throughout the quarter.

     "We are finally at the bottom of an extremely difficult business cycle," Dillon said, "I am optimistic that the second quarter will be stronger than the first. Current conditions, however, continue to demonstrate the need to focus on those business factors that we can control. At the top of our list are plans developed by each of our businesses on how they will improve the efficiency of their internal operations and how they will better serve customers."

     International Paper is a worldwide producer of printing papers, packaging and forest products. The company also operates specialty businesses and a broadly based paper distribution network. Headquartered in Purchase, N.Y., the company has 27 U.S. mills and operations in 31 countries, employs 87,000 people worldwide and exports its products to more than 130 nations.

                          International Paper Company
                        Summary of Consolidated Earnings
                           Preliminary and Unaudited
            (In millions except for net sales and per share amounts)

                                                                                 Three Months Ended
                                                                                      March 31
                                                                                 -----------------

                                                                                 1997         1996
                                                                              ---------    ---------

Net Sales (In billions)                                                       $    4.9     $    4.8
                                                                              ---------    ---------
Earnings Before Interest, Income Taxes and Minority Interest                       238          461 (a)

     Interest expense, net                                                         130          125
                                                                              ---------    ---------
Earnings Before Income Taxes and Minority Interest                                 108          336 (a)

     Provision for income taxes                                                     40          163 (a)

     Minority interest expense, net of taxes                                        34           75 (a)
                                                                              ---------    ---------
Net Earnings                                                                  $     34     $     98 (a)
                                                                              =========    =========
Earnings Per Common Share                                                     $   0.11     $   0.36 (a)
                                                                              =========    =========
Average Shares Outstanding                                                       300.6        268.9
                                                                              =========    =========

(a) Includes a $515 million pre-tax restructuring and asset impairment charge ($362 million in after taxes or $1.35 per share) and a $592 million pre-tax gain on the sale of a partnership interest ($336 million after taxes and minority interest expense of $1.25 per share).

INTERNATIONAL PAPER
SALES BY BUSINESS SEGMENT
Preliminary and Unaudited
(In Millions)

                                            Three Months Ended
                                                 March 31,
                                        ------------------------
                                            1997        1996
                                        ----------   ----------

Printing Papers                          $  1,380    $  1,355

Packaging                                   1,190       1,135

Distribution                                1,120       1,185

Specialty Products                            860         860

Forest Products                               605         575

Less: Intersegment Sales                     (293)       (312)
                                        ----------   ----------

                                         $  4,862    $  4,798
                                        ===========  ==========